Exhibit 99.01
Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340
Web site: www.ambac.com

News Release

For Immediate Release

AMBAC RELEASES SELECTED MONTHLY DATA FOR AUGUST 2008

NEW YORK, October 3, 2008—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today released selected pre-tax financial data for the month of August, 2008. Ambac’s impairment analysis is performed on a quarterly basis. As such, the monthly data does not reflect the results of the quarterly credit derivative impairment, insurance loss reserve and investment portfolio impairment analysis.

Key Financial Highlights:

•

Ambac discussed the impact of SFAS 157 on the estimate of fair value relating to its credit derivative transactions during the Company’s second quarter earnings call on August 6th, 2008 and in the Company’s most recent 10Q filing. The following seeks to provide more information on the impact of SFAS 157 during the month of August 2008 and the third quarter through August 31, 2008.

•

The Net Change in Fair Value of Credit Derivatives is impacted by credit spreads on the underlying reference obligations and by the market’s perception of the risk of Ambac’s own non-performance. Under SFAS 157, the change in fair value of Ambac’s credit derivative liabilities varies inversely with the market’s perception of Ambac’s own credit risk (e.g,, increases in the perceived risk of Ambac’s non-performance results in decreases in the fair value of Ambac’s liabilities).

•

Ambac recorded a significant benefit in the second quarter Net Change in Fair Value of Credit Derivatives due to a significant widening of Ambac’s credit default swap (CDS) spreads as of June 30, 2008, following the rating agency downgrades of the company to AA/Aa3 in early June. Ambac’s CDS spread levels narrowed considerably in the first two months of the third quarter of 2008. As Ambac’s CDS spreads have tightened, the fair value of its derivative liabilities has increased.

•

The cost of five-year credit default protection against Ambac Assurance Corporation (AAC) default declined 900 basis points from 2,100 basis points at June 30, 2008 to approximately 1,200 basis points at the end of August. The effect of declining AAC CDS spreads on the Net Change in Fair Value of Credit Derivatives for the third quarter through August 31, 2008 was a negative adjustment of approximately $2.2 billion ($0.1 billion for the month of August). The remainder of the Net Change in Fair Value of Credit Derivatives was due primarily to lower average quoted prices on the CDO of ABS reference obligations. As of the end of the third quarter, AAC’s CDS spreads widened to approximately 1900 basis points.

($ millions) Selected Data (Unaudited)	Month of August 2008	Third Quarter Through Aug. 31, 2008
Insured Portfolio
Normal Premiums Earned (1)	$51.0	$104.1
Accelerated Net Premiums Earned (2)	36.0	71.1
Net Change in Fair Value of Credit Derivatives (3)	(401.5)	(2,867.1)

Investment Portfolio
Net Investment Income	40.3	83.5
Change in Fair Value of the Investment Portfolio (4)
—Financial Guarantee Portfolio	54.4	77.4
—Financial Services Portfolio	(61.0)	(372.9)

Financial Guarantee Liquidity
Installment Premiums Written, net of reinsurance	27.2	61.8
Investment Portfolio Cash Received (5)	154.8	325.2
Claims Paid, net of reinsurance	(41.7)	(89.3)
Credit Derivative Payments (6)	(848.0)	(851.7)

(1)	Defined as net premiums earned, computed in conformity with U.S. generally accepted accounting principles, less accelerated net premiums earned as defined in footnote 2 below.

(2)	Accelerated net premiums earned relate to transactions that had been insured by Ambac Assurance, which have been called or refunded in the periods presented. When an issue insured by Ambac Assurance has been refunded or called, any remaining unearned premium is earned at that time.

(3)	Estimated changes in fair value of credit derivatives may not include all adjustments that would be included in the quarterly results presented in conformity with U.S. generally accepted accounting principles. Certain surveillance, valuation and reserving processes are performed on a quarterly basis, including processes that are considered important inputs to calculations of fair value (such as internal Ambac ratings on the underlying reference obligations). Consequently, monthly results may differ materially from amounts that would be determined in connection with the quarterly close process.

(4)	Includes both realized and unrealized gains and losses.

(5)	Defined as principal received on maturing invested assets plus coupon interest received during the period.

(6)	During August, 2008, Ambac settled a $1.4 Billion CDO Squared Exposure, AA Bespoke, for a cash payment of $850 million.

($ millions) Selected Data (Unaudited)	End of Period Balances (at Aug. 31, 2008)
Financial Guarantee Investment Portfolio
Long Term Investment Portfolio at Fair Value	$9,796.7
Cash & Short Term Investment Balances	1,329.3

Total	11,126.0

Holding Company Cash, Short Term Investment and Inter-company Loan Balances (7)
Ambac Financial Group, Inc (parent only)	197.8

(7)	Inter-company loans are expected to be settled by quarter end.

Contact Information:

Investor/Media Contact: Vandana Sharma

(212) 208-3333

vsharma@ambac.com

Fixed Income Contact: Peter Poillon

(212) 208-3222

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (4) legislative and regulatory developments; (5) changes in tax laws; (6) changes in our business plan, our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business for six months from March 6, 2008; (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) the risk of decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (23) changes in prepayment speeds on insured asset-backed securities; (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) changes in expectations regarding future realization of gross deferred tax assets; (30) risks relating to the re-launch of Connie Lee; (31) other factors described in the Risk Factors section in Part I, 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (32) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has earned a Aa3 rating from Moody’s Investors Service, Inc. and a AA rating from Standard & Poor’s Ratings Services; Moody’s rating is on review for downgrade while Standard & Poor’s maintain a negative outlook. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).